Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-284503 and 333-256826) and Form S-8 (File No. 333-239960) of our report dated March 31, 2025 with respect to the audited consolidated financial statements of Power REIT appearing in this Annual Report on Form 10-K.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 31, 2025